NEWS RELEASE Contact: Tim Barton, Vice President Phone Number: (210)308-8267 http://www.globalscape.com/company/contact.aspx

GlobalSCAPE Receives Certificate of Networthiness from US Army

SAN ANTONIO, TEXAS, November 13, 2008- GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file-centric solutions for the internet, today announced that Secure FTP Server FIPS version 3 and Cute FTP Pro version 8 have received the Certificate of Networthiness (CoN) from the US Army Network Technology Command (NETCOM). A CoN is required for all systems operating within the Army Enterprise Infostructure (AEI). The AEI includes the key information technology systems that provide the Army with agile and adaptive capabilities, powered by net-centric, interoperable access to knowledge, systems, and services.

The CoN signifies successful completion of a stringent assessment to ensure Army automated information systems are secure, supportable, sustainable, and compatible with the AEI. GlobalSCAPE's receipt of this certificate enables Army installations worldwide to install and operate Secure FTP Server FIPS version 3 and Cute FTP Pro version 8.

GlobalSCAPE's Secure FTP Server is a scalable solution that enables and protects mission-critical file transfers with state-of-the-art security and delivers enterprise-level performance at a desktop price. The solution supports multiple protocols and also allows secure administration of local and remote servers and sites. Cute FTP Pro is an award-winning FTP client for securely and reliably transferring files over industry standard protocols including FTP, FTPS, HTTP, HTTPS and SSH.

The CoN follows GlobalSCAPE's prior (February 2008) receipt of Federal Information Processing Standards (FIPS) 140-2 validation of the GlobalSCAPE Cryptographic Module (GSCM) to provide secure transfer of information. "GlobalSCAPE is delighted to receive the CoN from the Army NETCOM", stated Tim Barton, GlobalSCAPE Vice President of Server Products. "The certificate will significantly enhance our ability to deliver solutions to the Army and other DoD customer worldwide."

About GlobalSCAPE

GlobalSCAPE, Inc. (AMEX: GSB), headquartered in San Antonio, TX, provides managed file transfer (MFT) products to securely exchange critical information over public networks. Since the release of CuteFTP in 1996, GlobalSCAPE's products have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products, visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K, as amended, for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.